EXHIBIT 99.1

News Release
For Immediate Release: June 27, 2011
Contact:   CVPS: Steve Costello (802) 747-5427                         Pager (802) 742-3062

CVPS Board Authorizes Discussions With Gaz Metro
RUTLAND, VT – Central Vermont Public Service (NYSE: CV) today announced that the CVPS Board of Directors has authorized discussions with Gaz Métro Limited Partnership regarding Gaz Metro’s unsolicited acquisition proposal.

On May 30, 2011, CVPS announced that it had entered into a definitive agreement with Fortis Inc. (TSX: FTS) providing for the acquisition of all of the outstanding common shares of CVPS by Fortis for $35.10 per share in cash, including approximately $230 million in debt, for an aggregate purchase price of approximately $700 million.  CVPS continues to be bound by the terms of that agreement.

On June 23, 2011, Gaz Metro made an unsolicited proposal to acquire all CVPS outstanding common shares for $35.25 per share in cash.  In reviewing that proposal, the CVPS Board determined, in good faith and after consultation with its financial advisors and outside legal counsel, that the Gaz Metro proposal is reasonably likely to lead to a superior proposal.  As provided for under the merger agreement with Fortis, the CVPS Board has therefore authorized CVPS and its advisors to furnish information to and enter into discussions with Gaz Metro and its representatives.

There can be no assurances as to the outcome of any discussions with Gaz Metro, and CVPS will not provide any further updates on discussions with either Gaz Metro or Fortis until such time as the CVPS Board has made a final determination with respect to the Gaz Metro proposal.

CVPS’s financial advisor is Lazard, and its legal advisors are Loeb & Loeb LLP and Sidley Austin LLP.

Central Vermont Overview
CVPS, the largest electric utility in Vermont, serves nearly 160,000 customers in 163 cities and towns across Vermont.  CVPS has about 520 employees.  The company is a three-time winner of the Edison Electric Institute's national Emergency Recovery Award, and CVPS Cow Power™ won the 2009 U.S. Department of Energy Utility Green Program of the Year Award.  CVPS has been listed by Forbes Magazine as one of the most trusted companies in America for 60 straight months.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the stockholders of CVPS for their consideration.  In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of stockholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.